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                                                                     EXHIBIT 5.1


                                 FIRST AMENDMENT
                        TO EXECUTIVE EMPLOYMENT AGREEMENT

        WHEREAS an Executive Employment Agreement (the "Agreement") was entered into by and between PLANET POLYMER TECHNOLOGIES, INC., a California corporation (the "Company"), and ROBERT J. PETCAVICH ("Executive") on January 1, 1999; and

        WHEREAS the Company and Executive desire to amend the Agreement;

        NOW THEREFORE, the Agreement is amended as follows:

1. Subsection b of Section 1 entitled "Term" is hereby amended and restated as follows:

        "Term. The term of Executive's employment with the Company shall terminate on December 31, 2002. Notwithstanding the foregoing, Executive's employment with the Company shall be renewed for an additional one year term starting on January 1, 2003 if the ending cash balance of the Company at October 31, 2002 is $350,000.00 or greater (excluding cash generated through borrowings, capital infusions, merger, acquisition or similar corporate reorganization, or the deferral of payments or expenses properly payable at an earlier date), otherwise the Company may, but is not obligated to, extend the term for an additional one year term.

2. Section 3 entitled "Compensation" is hereby amended to provide that the payment of Executive's salary pursuant to subsection a of Section 3 of the Agreement shall be subject to the Company having enough cash on hand, including revenues generated by the Company from the liquidation of assets, minimization of liabilities, receipt of royalties, and consulting and service revenue earned by Executive on behalf of the Company, sufficient to pay Executive's salary and minimum anticipated expenses for the Company to continue business through December 31 of that calendar year. To the extent that cash is insufficient to pay for Executive's salary and anticipated expenses, Executive's salary shall be reduced to not more than the amount of consulting and other revenue Executive generates from his activities on behalf of the Company such that adequate resources are retained by the Company to continue business through December 31 of that calendar year.

3. If the ending cash balance of the Company at October 31, 2002 is $500,000.00 or greater (excluding cash generated through borrowings, capital infusions, merger, acquisition or similar corporate reorganization, or the deferral of payments or expenses properly payable at an earlier date), Company shall cancel the options granted to Executive to purchase 125,000 shares of Company common stock at $1.65 per share and reissue options to purchase 125,000 shares of the Company common stock at the then market value plus 10%. If the ending cash balance of the Company at October 31, 2002 is $1,000,000.00 or greater (excluding cash generated through borrowings, capital infusions, merger, acquisition or similar




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        corporate reorganization, or the deferral of payments or expenses properly payable at an earlier date), Company shall cancel all outstanding options granted to Executive to purchase shares of Company common stock (222,533) and reissue options to purchase 222,533 shares of the Company common stock at the then market value plus 10%. It is intended that to the extent possible such options shall qualify as incentive stock options.

3. Except as set forth above, all other terms and conditions of the Agreement as set forth therein shall remain unchanged. This Amendment shall be effective as of November 1, 2001.


                      [SIGNATURE PAGE TO FOLLOW THIS PAGE]







                                 SIGNATURE PAGE
                              TO FIRST AMENDMENT TO
                               EXECUTIVE AGREEMENT


                                              "COMPANY"

                                              PLANET POLYMER TECHNOLOGIES, INC.


                                              By: ______________________________

                                              "EXECUTIVE"


                                              __________________________________
                                                     Robert J. Petcavich




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